Exhibit 10.1

2007 Executive Compensation Matters

On February 22, 2007, the Compensation Committee of our Board of Directors took the following actions:

(1)  Approved an increase in the salary of Frederick J. Crawford, our senior vice president and chief financial officer, to $500,000. This increase was to bring his salary within the competitive range for chief financial officers of the 30 largest U.S. life insurers.

(2) Approved the performance-based compensation measures pursuant to which annual incentive program (“AIP”) awards may be paid to executive officers under the Lincoln National Corporation Amended and Restated Incentive Compensation Plan (the “ICP”) for fiscal 2007. The ICP was filed as Exhibit 8 to our proxy statement for the 2005 Annual Meeting of Shareholders. The annual incentive awards will be paid in cash, unless an executive officer does not meet the applicable share ownership requirements, in which case the award will be paid shares of common stock pursuant to the terms of the ICP. The 2007 performance measures are:

•  growth in our income from operations per share,
•  sales growth, and
•  merger-related expense savings.

For the executive officers in our business lines, these measures are weighted between enterprise results and the applicable line of business results.

Unless and until we disclose new performance measures, these measures will apply to future AIP awards.

(3) Approved the performance goals for the three-year (2007-2009) ICP long-term performance cycle. The performance measures were as follows:

•  growth in income from operations per share,
•  sales growth, and
•  return on equity.

Unless and until we disclose new performance measures, these measures will apply to future long-term incentive awards.

Income from operations is defined for the purposes of paragraphs (2) and (3) above as net income determined in accordance with generally accepted accounting principles (“GAAP”) excluding, as applicable, the after-tax effects of: realized gain or losses on investments and derivatives, merger and integration related expenses and restructuring charges, curtailment gains and losses, net gain (loss) on reinsurance embedded derivatives/trading securities, cumulative effect of accounting changes, FAS 113 reserve development on business sold through indemnity reinsurance, gain (loss) on sale of subsidiaries, and loss on early retirement of debt.

    (4) Approved the 2007 target AIP and target long-term incentive awards for the 2007-2009 performance cycle under the ICP, which will be paid or vest only if the performance measures discussed in paragraphs (2) and (3) above, respectively, are met.

Awards, if any, will be paid out or vest after the end of the applicable performance period only upon the Compensation Committee’s determination that threshold performance has been achieved for at least one of the three performance measures. A maximum of AIP and LTI award of 200% of target will be paid or vest when performance is superior, and a minimum award of 50% of target will be paid or vest when a threshold level of performance is met.

Participants will have the opportunity to elect to receive their LTI award as either: 100% phantom performance shares (shown above), or 75% performance shares and 25% cash (permitted only if current share ownership requirements are satisfied) within thirty (30) days of the date the cycle was established. Participants entering the cycle after that date will receive their awards entirely in performance shares.

Unless and until we disclose new performance measures, these terms will apply to future performance cycles.